Exhibit 99.2

DIEGO PELLICER WORLDWIDE, INC.

Unaudited Pro Forma Balance Sheets

December 31, 2014

	Diego Pellicer
	Worldwide, Inc.	Type 1 Media, Inc.
	December 31, 2014	December 31, 2014	Adjustments	Consolidated
Assets

Current assets:
Cash and equivalents	$33,101	$25,473	$-	$58,574
Prepaid expensed	8,946	-	-	8,946
Total current assets	42,047	25,473	-	67,520

Property and Equipment, net	253,990	1,548	-	255,538

Other assets:
Investment, at cost	525,567	-	-	525,567
Deposits	323,000	-	-	323,000
Total other assets	848,567	-	-	848,567

Total assets	$1,144,604	$27,201	$-	$1,171,625

Liabilities and Stockholders’ Equity (Deficiency)

Current liabilities:
Accounts payable	$298,939	$65,178	$-	$364,117
Accrued expenses - related party	124,333	16,025	-	140,358
Accrued Compensation	1,176,563	-	-	1,176,563
Deferred Revenue	53,000	-	-	53,000
Total current liabilities	1,652,835	81,203	-	1,734,038

Deferred revenue	424,000	-	-	424,000
Total Liabilities	2,076,835	81,203	-	2,158,038

Stockholders’ equity (deficiency):
Preferred stock	504	-	-	504
Common stock	1,352	6	-	1,358
Additional paid-in capital	4,333,980	(1,778)	(52,410)	4,279,792
Treasury shares, at cost	(87,300)	-	-	(87,300)
Accumulated deficit	(5,180,767)	(52,410)	52,410	(5,180,767)
Total stockholders’ equity (deficiency)	(932,231)	(54,182)	-	(986,413)

Total liabilities and stockholders’ equity	$1,144,604	$27,021	$-	$1,171,625

DIEGO PELLICER WORLDWIDE, INC.

Unaudited Pro Forma Statements of Operations

December 31, 2014

	Diego Pellicer
	Worldwide, Inc.	Type 1 Media, Inc.
	December 31, 2014	December 31, 2014	Adjustments	Consolidated

REVENUES	$48,567	$52,033	-	$100,600

OPERATING EXPENSES (net)	4,816,688	71,788	-	4,888,476

OTHER INCOME	-	4,092	-	4,092

NET LOSS	$(4,768,121)	$(15,663)	-	$(4,783,784)

Pursuant to the Share Exchange:

On March 11, 2015 (the “Closing Date”), Diego Pellicer Worldwide, Inc. (f/k/a Type 1 Media, Inc.) (the “Company” or “PubCo”) closed on a merger and share exchange agreement (the “Merger Agreement”) by and among (i) the Company, and (ii) Diego Pellicer World-wide 1, Inc., a Delaware corporation, (“Diego”), and (iii) Jonathan White, the majority shareholder of the Company (the “Majority Shareholder”). Pursuant to the terms of the Merger Agreement, Diego shall be merged with and into the Company, with the Company to continue as the surviving corporation (the “Surviving Corporation”) in the Merger, and the Company succeeding to and assuming all the rights, assets, liabilities, debts, and obligations of Diego (the “Merger”).

In connection with the closing of the Merger, on the Closing Date, Jonathan White and Thomas Baxter submitted to the Company a resignation letter pursuant to which they resigned from their positions as officers and member of the Board of Directors of the Company. Messrs. White and Baxter’s resignations were not a result of any disagreements relating to the Company’s operations, policies or practices. On the Closing Date, board of directors of the Company (the “Board”) and the majority stockholders of the Company (the “Shareholders”) accepted the resignations of Messrs. White and Baxter and, contemporaneously appointed: (i) Philip Gay to serve as the Chief Executive Officer and member of the Board of Directors, (ii) Ron Throgmartin to act as Chief Operating Officer, (iii) Nick Roberts to act as Chief Financial Officer; and (iv) Alan Valdes, Douglas Anderson, and Stephen Norris to serve as members of the Board of Directors.

In anticipation of the Merger, the Company changed its name from “Type 1 Media, Inc.” to “Diego Pellicer Worldwide, Inc.” on February 26, 2015.

The foregoing descriptions of the terms of the Merger Agreement are qualified in its entirety by reference to the provisions of the Exchange Agreement filed as Exhibit 2.1 to this Report, which is incorporated by reference herein.

Cancellation Agreement

In connection with the Merger, the Company entered into a cancellation agreement with the Majority Shareholder (the “Cancellation Agreement”) whereby the Majority Shareholder, owning an aggregate of 55,000,000 (post-split) shares of the Company’s common stock, par value $0.000001 per share (the “Common Stock”) agreed to cancel the 55,000,000 shares of Common Stock, in exchange for $169,000.

The completion of the Share Exchange resulted in a change of control. The Share Exchange was accounted for as a reverse merger and recapitalization. Type 1 Media Inc. was the acquirer for financial reporting purposes and the Company was the acquired company.

Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the Share Exchange were those of Diego Pellicer Worldwide, Inc. and was recorded at its historical cost basis; and the consolidated financial statements after completion of the Share Exchange included the assets and liabilities of the Company and Type 1 Media Inc. historical operations of Type 1 Media Inc. and operations of the Company from the closing date of the Share Exchange

The following unaudited pro forma combined balance sheets and income statements are based on historical financial statements of Type 1 Media Inc. as if the transaction had occurred during the period ended December 31, 2014, the date of accounting acquirer’s most recent period end.

The unaudited pro forma combined financial statements are provided for information purposes only. The pro forma financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated below. In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company. The unaudited pro forma combined financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

2

For pro forma purposes:

•	The unaudited Pro Forma Combined Balance Sheets as of December 31, 2014 of the companies give effect to the transaction as if it had occurred at the beginning of the most recent year/period ended.

•	The unaudited Pro Forma Combined Statements of Operations for the period ended December 31, 2014 combines the income statements of the companies for the indicated periods, giving effect to the transaction as if it had occurred at the beginning of those periods.

These unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with the separate audited financial statements of Type 1 Media Inc. as of and for the year ended December 31, 2014.

3